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                                                                    Exhibit 99.6

                                    FORM OF

                     LETTER TO INTERNATIONAL SHAREHOLDERS

  SPECIAL NOTICE TO HOLDERS OF COMMON STOCK OF WESTERN RESOURCES, INC. WHOSE
                    ADDRESSES ARE OUTSIDE THE UNITED STATES

Dear Shareholder:

          Enclosed you will find materials relating to the distribution (the "Rights Offering") by Westar Industries, Inc. ("Westar Industries"), a subsidiary of Western Resources, Inc. ("Western Resources"), to holders of record of Western Resources' common stock, stock options and restricted share
units, other than to Westar Industries, as of the close of business on April   ,
2001 (the "Record Date"), of non-transferable rights ("Rights") to purchase shares of common stock of Westar Industries, par value $.01 per share (the "Common Shares"). As an eligible Western Resources shareholder, you will receive one Right for every six shares of Western Resources common stock, or every six shares underlying stock options and restricted share units, held on the Record Date. Each holder will receive at least one Right. Each Right will entitle you to subscribe for and purchase from Westar Industries one Common
Share (the "Subscription Privilege") at a subscription price of $[   ] per share
(the "Subscription Price").

          If you wish to exercise any or all of your Rights, you must so instruct Alpine Fiduciary Services, Inc., the Subscription Agent, by completing, executing and returning to the Subscription Agent the International Holder Subscription Form on the reverse side of this letter by 5:00 p.m., New York City Time in the United States, on ________, 2001, unless extended by Westar Industries in its sole discretion (the "Expiration Date"). Rights not exercised by such time will expire without value.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS
             OFFERING SHOULD BE DIRECTED TO THE INFORMATION AGENT,

                  Georgeson Shareholder Communications, Inc.:
                            For registered holders
                           Toll free (888) 363-6643
                     For Banks and Brokers (212) 440-9800
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                    INTERNATIONAL HOLDER SUBSCRIPTION FORM

          The undersigned acknowledge(s) receipt of the special notice and the enclosed materials referred to therein relating to the offering of non-transferable rights ("Rights") to purchase shares of common stock, par value $.01 per share (the "Common Shares"), of Westar Industries, Inc. ("Western Industries"), a wholly owned subsidiary of Western Resources, Inc. ("Western Resources").

          This will instruct you whether I wish to exercise Rights to purchase the Common Shares distributed with respect to my shares of Western Resources common stock, options, or restricted share units pursuant to the terms and subject to the conditions set forth in the Prospectus and the related Instructions as to Use of Subscription Certificates.

     1.  I do NOT wish to exercise Rights for Common Shares.

     2.  I wish to EXERCISE RIGHTS for Common Shares as set forth below:
          Basic Subscription: _________________ x $[     ] per share = $
                              (number of shares)

          Over-Subscription: _________________  x $[     ] per share = $
                             (number of shares)

          Total Payment Required = $____________

          Payment enclosed: $______________

          Method of Payment (check one):

     [ ] Uncertified personal check. (Please note that funds paid by uncertified personal check may take at least five business days to clear. Accordingly, Rights holders who wish to pay the Subscription Price by means of an uncertified personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clears by such date, and are urged to consider payment by means of certified or cashier's check, money order or wire transfer of immediately available funds to avoid missing the opportunity to exercise the Rights.)

     [ ] Certified check or bank draft drawn on a U.S. bank or of any postal, telegraphic or express money order payable to Alpine Fiduciary Services, Inc. as Subscription Agent.

     [ ] Wire transfer of immediately available funds directed to the subscription account maintained by Alpine Fiduciary Services, Inc. at ABA No. _________ for
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          further credit to ___________________ Attention
          ABA.  (Call (   ) [       ] (X-[   ]) for wire instructions).

If the amount enclosed or transmitted is not sufficient to pay the Subscription Price for all shares that are stated to be subscribed for, or if the number of shares being subscribed for is not specified, then you will be deemed to have exercised your basis subscription privilege with respect to the maximum number of rights that may be exercised with the aggregate subscription price payment you delivered to the Subscription Agent. If your aggregate subscription price payment is greater than the amount you owe for your subscription, you will be deemed to have exercised your over-subscription privilege to purchase the maximum number of shares with your overpayment. If your full subscription price payment is not applied to your purchase of shares, you will be refunded the amount of any overpayment, sent via mail, without interest or deduction, as soon as practicable after the expiration date of the rights offering.

          Please mail or deliver check or money order or wire transfer payable to Alpine Fiduciary Services, Inc. for the aggregate Subscription Price due to the Subscription Agent at the address below:

                        Alpine Fiduciary Services, Inc.
                 c/o Georgeson Shareholder Communications, Inc.
           By Mail:  P.O. Box 2065, South Hackensack, NJ  07606-9974
         By Overnight Courier:  111 Commerce Road, Carlstadt, NJ  07072
           By Hand:  110 Wall Street, 11th floor, New York, NY  10005
                              Attn:  Will Richard

          If you have any questions, call:  Georgeson Shareholder Communications
Inc.: for registered holders at toll free (888) 363-6643 and for banks and brokers at (212) 440-9800.

(Signatures)

Please type or print name(s) below

          Date:  ______________, 2001